Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

MARIZYME, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Units, each unit consisting of (i) one share of common stock, par value $0.001 per share, and (ii) two warrants, each warrant exercisable for one share of common stock, par value $0.001 per share(1)(2)(3)	Rule 457(o), Other(4)	—	—	$11,500,000	(3)	0.0000927	$1,066.05
	Equity	Shares of common stock, par value $0.001 per share, included in the units(1)(2)	Other(5)	—	—	—		—	—
	Equity	Warrants to purchase shares of common stock, par value $0.001 per share, included in the units(1)(6)	Other(5)	—	—	—		—	—
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share, underlying the warrants included in the units(1)(2)(3)(6)	Rule 457(o)	—	—	$6,095,000	(3)	0.0000927	$565.01	(8)
Fees To Be Paid	Equity	Shares of common stock, par value $0.001 per share, underlying the warrants included in the units(1)(2)(3)(6)	Rule 457(o)	—	—	$16,905,000	(3)	0.0001102	$1,862.93
	Equity	Representative’s warrants to purchase shares of common stock, par value $0.001 per share (1)(7)	Other(5)	—	—	—		—	—
	Equity	Representative’s warrants to purchase shares of common stock, par value $0.001 per share (1)(7)	Other(5)	—	—	—		—	—
Fees Previously Paid	Equity	Shares of common stock, par value $0.001 per share, underlying the representative’s warrants(1)(2)(3)(7)	Rule 457(o)	—	—	$690,000	(3)	0.0000927	$63.96
	Total Offering Amounts					$35,190,000			$3,557.95
	Total Fees Previously Paid								$1,695.02	(8)
	Total Fee Offsets								$0.00
	Net Fee Due								$1,862.93

(1)	Includes additional units consisting of shares of common stock, par value $0.001 per share (“common stock”), and warrants to purchase shares of common stock (“warrants”) that may be purchased by the underwriters pursuant to their over-allotment option.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(4)	Registration fee calculated pursuant to Rule 457(i) under the Securities Act.

(5)	No additional registration fee is payable pursuant to Rule 457(g) and Rule 457(i) under the Securities Act, as applicable.

(6)	Each warrant included in the units registered hereby is exercisable at a per share price of 100% of the per unit public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of such warrants is $23,000,000, which is equal to 200% of the proposed maximum aggregate offering price of $11,500,000 for the units offered hereby.

(7)	We have agreed to issue to the representative of the underwriters common stock purchase warrants exercisable for a number of shares of common stock equal to five percent (5%) of the units to be issued and sold in this offering at a price per share equal to 120% of the public offering price of such units, including units sold to cover over-allotments, if any. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $690,000, which is equal to 120% of $575,000 (5% of the proposed maximum aggregate offering price of $11,500,000).

(8)	Fee previously paid upon the initial filing of the registration statement to which this exhibit is attached.